                                                                    EXHIBIT 4.11

                      USE OF PREMISES AND SERVICE AGREEMENT
                      -------------------------------------

                             MADE AS OF MAY 1, 2003

BETWEEN: TELESYSTEM LTD, a company duly incorporated pursuant to the laws of Quebec, having its registered office at 1250, Rene-Levesque Boulevard West, 38th floor, Montreal, Province of Quebec, H3B 4W8

                    (the "COMPANY");

AND: TELESYSTEM INTERNATIONAL WIRELESS INC., a corporation duly incorporated pursuant to the laws of Canada, having its registered office at 1000, de la Gauchetiere Street West, 16th Floor, Montreal, Province of Quebec, H3B 4W5

                    ("TIW")

WHEREAS the Company leases offices located at the 38th Floor of 1250, Rene-Levesque Boulevard West, Montreal, Quebec (the "PREMISES");

WHEREAS the Company is a major shareholder of TIW;

WHEREAS the Company offers to provide to TIW the use of a portion of the Premises and the use of office furniture, systems and equipment (collectively the "SERVICES") as more fully described in the term sheet attached to this agreement as schedule I and to the schedules attached thereto (the "TERM SHEET");

WHEREAS TIW wishes to receive the Services for the price and upon the terms and conditions set forth in the Term Sheet.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, THE PARTIES AGREE AS FOLLOWS:

1.       TERMS AND CONDITIONS

         1.1 The Company agrees to provide the Services and TIW agrees to pay for the Services in the manner, for the period and upon the terms and conditions set forth in the Term Sheet.


2.       ASSIGNMENT

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          2.1  This agreement including the Term Sheet (the "AGREEMENT"), shall not be assigned by either party, nor any rights resulting therefrom, without the prior written consent of the other party. For the purposes of this section, any change of control, as defined in the Securities Act (Quebec), shall be considered as an assignment.


          2.2 Notwithstanding Section 2.1, the Company may perform all or part of the Services relating to office furniture, systems and equipment through one of its shareholders or its affiliated corporations.

3.        LIMITATION OF LIABILITY

          3.1  The Company shall not be liable for:

               3.1.1 Any loss, liability, expense, cost or damage suffered or incurred by TIW which arises out of any act, omission, error or otherwise by the Company acting in respect of or within the scope of this agreement other than an act, omission or error of judgment which arises from its fraud, willful misconduct, willful violation of the law or willful violation of its obligations under this agreement;

               3.1.2 Any loss of, damage to or loss of value of, the assets of
                     TIW resulting from a case of "force majeure" including legalor illegal strike, threatened strike or lock-out, work slow-down, fire, flood, war, revolution, dispute, governmental intervention or regulation, whether statutory or not, that did not exist at the time of execution hereof, unavoidable accident, labor shortage, insufficient equipment, and any other event or cause that is beyond the reasonable control of the party alleging it and that such party is unable to resolve or avoid through normal or legal means at a reasonable cost.


          3.2  TIW shall not be liable for:

               3.2.1 Any loss, liability, expense, cost or damage suffered or incurred by the Company which arises out of any act, omission, error or otherwise by TIW acting in respect of or within the scope of this agreement other than an act, omission or error of judgment which arises from its fraud, willful misconduct, willful violation of the law or willful violation of its obligations under this agreement;

               3.2.2 Any loss of, damage to or loss of value of, the assets of the Company resulting from a case of "force majeure" including legal or illegal strike, threatened strike or lock-out, work slow-down, fire, flood, war, revolution, dispute, governmental intervention or regulation, whether statutory or not, that did not exist at the time of execution hereof, unavoidable accident,



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                     labor shortage, insufficient equipment, and any other event or cause that is beyond the reasonable control of the party alleging it and that such party is unable to resolve or avoid through normal or legal means at a reasonable cost.

4.        GENERAL PROVISIONS

          4.1 The Agreement constitutes the entire agreement between the parties in connection with the Services and supersedes all prior agreements, representations and understanding between the parties.

          4.2 The Agreement may only be amended by instrument in writing signed by both parties.

          4.3 The Agreement is governed and interpreted in accordance with the laws of the Province of Quebec and the applicable laws of Canada and is subject to the jurisdiction of the Courts of this province.

          4.4 Notwithstanding its actual date of signature, the date of formation of the Agreement is deemed to be the date mentioned at the beginning of the Agreement.

          4.5 The parties hereto have requested that the Agreement be drafted in the English language. Les parties aux presentes ont exige que ce contrat soit redige en langue anglaise.


IN WITNESS WHEREOF, the parties have signed in Montreal, Province of Quebec.

                                       TELESYSTEM LTD.



                                       By : /s/ Daniel Cyr
                                       ----------------------------------------
                                       Daniel Cyr
                                       Senior Vice-President and
                                       Chief Financial Officer


                                       TELESYSTEM INTERNATIONAL WIRELESS INC.


                                       By : /s/ Jacques Langevin
                                       ----------------------------------------
                                       Jacques Langevin
                                       Vice-President Human Resources


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                                   SCHEDULE I
                   TO A USE OF PREMISES AND SERVICE AGREEMENT
                                DATED MAY 1, 2003

                                   TERM SHEET
                         USE OF PREMISES AND FACILITIES
           AT 1250 RENE-LEVESQUE BOULEVARD WEST, 38TH FLOOR, MONTREAL





PARTIES:            Telesystem Ltd. ("COMPANY");

                    Telesystem International Wireless Inc. ("TIW").

1) USE OF PREMISES: Use of a part of the 38th Floor at 1250, Rene-Levesque
                    Boulevard West, Montreal, Quebec, H3B 4W8 ("PREMISES") presently leased by the Company from Societe en Commandite
                    Douze-Cinquante/Twelve-Fifty, Company Limited ("LANDLORD") pursuant to a Lease Agreement between the Company and the Landlord dated April 27, 2001 ("HEAD LEASE").

                    Area of Premises reserved for exclusive use of TIW of approximately 5,950 square feet on the 38th floor of the Building, the whole as shown outlined in red on the plan annexed hereto as Schedule "A". Area of Premises shared by Company and TIW (reception area, conference rooms, hallways
                    LAN room, cloakroom, coffee area, photocopy area on the 38th floor), the whole as shown hatched in blue on Schedule "A" together with the cafeteria on the 37th floor. TIW's portion of the shared Premises is fixed for rent calculation purposes at 2,750 square feet.

                    Total area for rent calculation = 8,700 square feet.

Parking:            Parking: the Company will offer to TIW to lease at least
                    50 % of parking spaces available under the Head Lease
                    (8 spaces). All costs for such Parking will be paid by TIW.

Rent: Base rent of $16.25 per square foot during the term of the agreement.

                    Additional rent equal to the costs and expenses payable by Company as provided in Head Lease: approximately $21.13 per square foot subject to adjustment at the end of each calendar year in the same manner as provided in the


                    Head Lease.

                    Rent is payable monthly in advance and does not include GST and QST if applicable.

Water and other
service taxes:      Water and other service taxes equal to the costs payable by the Company as provided in Article IX of the Head Leasewill be charged to TIW in proportion to the total area for rent calculation mentioned in the Use of Premises section of this
                    Term Sheet, and will be payable by TIW at the same time as such costs are payable by the Company.

Term: From date of occupation (estimated June 1, 2003 or earlier uponmutual agreement of the parties) to February 28, 2006.


Early Termination:  Company or TIW may at their discretion, terminate the agreement at any time without penalty, subject to a 4-month prior written notice. Such notice cannot be sent by either the Company or TIW before January 1, 2004. TIW will also have the right to terminate the agreement in the event that the Company fails to pay its rental obligations. In such case TIW will not need to give prior written to the Company to terminate the agreement.

Extension:          TIW has the option of extending the term of the agreement
                    for an additional 3 years, beginning March 1, 2006 at same terms except for base rent which will be increased to $19.75 per square foot for the said three-year period.


Leasehold
Improvements:       Premises will be made available to TIW on an "as is" basis as visited on October 7, 2002 and as shown on the attached
                    Schedule "A". All costs for moving and installation of TIW in Premises are at TIW's expense, including out-of-pocket
                    expenses for reconfiguration of Network and Telephone
                    systems. Any modification or improvement to Premises as
                    shown on the attached Schedule "A" will be subject to prior approval of Company and Landlord and all costs relating to such approved modification or improvement are at TIW's
                    expense.

Physical
Separation:         If Telesystem can no longer appoint 1 director to the board of TIW and the Chairperson as provided in the Amended and
                    Restated Investor Rights Agreement of TIW dated January 24,
                    2002, then TIW may erect walls to separate its area of the
                    Premises reserved for exclusive use of TIW

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


                    from the rest of the 38th Floor. Any such construction is subject to a prior notice to the Company and the Landlord's consent as per the Head Lease. The Company and TIW will agree in advance on a budget for the construction of the separations and the costs will be shared between the Company and TIW on a 50-50 basis. In the event that this separation causes a loss of the exclusive and shared areas for TIW, an appropriate and proportionate rental adjustment shall be made to the rent payable by TIW.

Head Lease          The use of the Premises by TIW is subject to the
                    restrictions contained in the Head Lease and in the rules, by-laws and regulations adopted by the Landlord.

2) USE OF OFFICE
FURNITURE:          Use of the office furniture located in the Premises and
                    described in Schedule "B", including the telephone system
                    (including a general phone number dedicated to TIW and
                    individual direct line access for each TIW employee),
                    security system, cabling and wiring and internet access but excluding computer hardware and software ("OFFICE
                    FURNITURE"). The Internet Provider will be selected jointly by the Company and TIW. TIW will have access to Company's
                    switch in order to set-up its own intra-office computer
                    network using existing cabling, wiring and switching.

Rent: $60,000 per year as detailed in attached Schedule "C", payable monthly in advance. Upon renewal, the parties will renegotiate an appropriate rent for the office furniture, given amortization already incurred.


Term and Early
Termination:        Same as for Premises.

Repairs,
Additions:          Office Furniture will be made available to TIW on an "as is"
                    basis. All repairs to Office Furniture will be at TIW's
                    expense and Office Furniture will remain in the Premises at end of the term and will be in the same condition except for reasonable wear and tear.

                    Any additional furniture or equipment required by TIW will be purchased or leased directly by TIW, all costs related thereto will be paid by TIW and such additional furniture and equipment will be removed by TIW, at its expense, at the end of the term.



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


                    If the Company and TIW agree that the telephone system needs to be replaced during the term, the Company and TIW will negotiate in good faith reasonable arrangements.


3) SHARED OFFICE
COSTS: Office costs are those incurred for goods and services that can be shared between the Company and TIW as a result of their joint occupation of the 38th Floor and have been initially determined between the Company and TIW as those detailed in the attached Schedule "C" ("OFFICE COSTS"). The parties will examine and determine the most cost effective manner to insure their risk in the Premises and will adjust
                    Office Costs accordingly. Company shall maintain adequate and appropriate property and third party liability insurance coverage for the leased premises and charge TIW. Company to also add TIW as a name insured on the Company's insurance policies.

                    Office Costs will be shared between the Company and TIW on a 50-50 basis.


Payment: Office Costs will be estimated by the Company before the beginning of each calendar year and 50% of the estimate will be paid by TIW for such year.

                    Office Costs will be paid monthly in advance.

                    Once the Company receives its financial statements for a year, an adjustment will be made in view of actual costs incurred during the relevant year and the Company or TIW, as the case may be, will pay upon demand, the difference between the amount of Office Costs paid during the preceding year and the actual Office Costs incurred.

                    For the period beginning on the date of occupation until December 31, 2003, the 50% share of Office Costs payable by
                    TIW will be $10,415 per month. If before September 30, 2003 the Company notices material differences between actual costs and the amount used to estimate the share paid by TIW or if the Company notices other goods and services that should form part of the Office Costs, the Company may require that TIW and the Company negotiate a revised monthly charge for the remainder of the period ending on December
                    31, 2003.

IT Support:         The person dedicated to IT Support will have as his first
                    priority to support and maintain each of the Company's and
                    TIW's intra-office computer networks, and the shared




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


                    telephone systems, security systems and internet access. Any time available thereafter will be used to provide support to each of the Company's and TIW's own desktop computer systems on an equal basis. This employee will be the only employee of the Company which will have access to the computer room of TIW and shall sign a confidentiality agreement.

                    If the demand of both parties cannot be fully served by existing IT Support, they will negotiate the hiring of consultants or part-time personnel to meet such requirements.

                    Office Costs do not include cost of purchasing or leasing computer hardware or software nor license fees payable for the use of such hardware or software.

Office rules:       Given the close proximity of TIW and Company employees, a
                    confidentiality and limited disclosure policy should be
                    agreed upon and adhered to by all employees of both parties.


                    All employees of the Company should adhere to the "black-out periods" imposed by TIW for its employees and insiders in respect to trading in TIW stock.



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                                  SCHEDULE "C"
                         Use of Premises and Facilities
                At 1250 Rene-Levesques West, 38th Floor, Montreal

1. USE OF PREMISES

                                                     TELESYSTEM            TIW
                                                        COSTS             SHARE
                                                     ----------          -------
Specific area                                                              5,950
Shared area                                                                2,750
                                                                           -----
Total lease area (sq. ft.)                    47.7%    18,258              8,700
                                                      =======            =======

Base rent                                               23.50              16.25
Expenses and taxes                                      21.13              21.13
                                                      -------            -------
Total rent ($ per sq. ft.)                    83.8%     44.63              37.38
                                                      =======            =======

Base rent                                             429,100            141,400
Expenses and taxes                                    385,800            183,800
                                                      -------            -------
                                              39.9%   814,900            325,200
                                                      =======            =======


2. USE OF OFFICE FURNITURE

                                                      TELESYSTEM           TIW
                                                         COSTS            SHARE
                                                      ----------         -------
Telephone system                                       148,000             7,400
Security system                                         83,550             4,200
Furniture                                              567,770            28,400
Leasehold Improvements                                 486,008            20,000
                                                       -------           -------
                                                                          60,000
                                                                         =======

3.  OFFICE COSTS*


                                                      TELESYSTEM           TIW
                                                         COSTS            SHARE
                                                      ----------         -------
                                                                           50.0%
                                                                         -------
IT support                                             70,000             35,000
Lease for 3 photocopiers                               30,000             15,000
Maintenance / equipment                                 4,400              2,200
Maintenance / office                                   11,000              5,500
Insurance                                              10,000              5,000
Maintenance / computer system **                       21,000             10,500
Telephone lines (excl. L.D.)                           60,000             30,000
Internet connection                                    21,600             10,800
Coffee / drinks                                        22,000             11,000
                                                      -------            -------
                                                      250,000            125,000
                                                      =======            =======


* Telesystem will provide the salary and benefits for the receptionist at no charge to TIW and TIW will provide the salary and benefits for the responsible of office support at no charge to Telesystem.

** This cost does not include the licence fees payable for the softwares to be used by TIW.